TearLab Corporation Reports Q1-16 Financial Results

San Diego, CA —May 4, 2016— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2016. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended March 31, 2016, TearLab’s net revenues were $6.8 million, up 25% from $5.4 million for the same period in 2015. A net total of 257 TearLab Osmolarity® Systems were added in the first quarter of 2016, of which 167 were under the Company’s new Flex program and 61 were purchased outside of the United States.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the first quarter ended March 31, 2016:

	Active	Active	Annualized Revenues	Annualized Revenues
Program	Devices	Accounts	Per Device	Per Account
Purchased	302	251	$1,863	$2,242
Use	357	356	$5,798	$5,814
Masters	1,747	229	$3,921	$29,912
Flex	1,705	756	$8,447	$19,050
Total:	4,111	1,592

The Company’s net loss for the 2016 first quarter was approximately $7.3 million, or $0.21 basic loss per share, compared with net loss of approximately $8.2 million, or $0.24 basic loss per share, in Q1-2015.

“While we had to make some difficult decisions in the quarter to reduce spending and improve our operating efficiency, we have re-deployed our sales force and support staff levels to optimize the new commercial model,” commented Seph Jensen, TearLab’s Chief Executive Officer. “With increases in our device placements, accounts and average revenues for Flex customers, it is clear these changes are already starting to pay off. Overall, we are pleased with our Q1 performance, and believe the Company is well-positioned for continued growth and improvement through the remainder of the year.”

Current Business Outlook

TearLab continues to expect annual revenue growth of 15% - 20% for the full year 2016. In addition, as previously reported, the Company completed its previously announced strategic restructuring in the first quarter of 2016 and finalized the divestment of its OcuHub subsidiary on April 8, 2016. The Company believes it will start realizing the full impact of an annualized operating expense reduction of $12.9 million ($9.4 million from the strategic restructuring and $3.5 million from the OcuHub divestment) due to these changes, beginning in the second quarter of 2016. As a result, the Company expects its cash burn under its new operating model for the remainder of 2016 to be in the range of $7.5 million to $8.5 million.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol ‘TEAR’ and on the Toronto Stock Exchange under the symbol ‘TLB’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial and operational performance including anticipated savings from the strategic restructuring and divestment of OcuHub, opportunities associated with new program offerings, accessing future capital, and plans with respect to our marketing strategy. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, expected to be filed with the SEC on May 9, 2016. We do not undertake to update any forward-looking statements except as required by law.

CONTACTS:

Investors:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com

TearLab Corp.

Condensed Consolidated Statements of Operations and Consolidate Loss

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months
	ended March 31,
	2016	2015
Revenue
Product sales	$5,502	$4,092
Reader equipment rentals	1,265	1,316
Total revenue	6,767	5,408
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	2,540	2,387
Cost of goods sold - reader equipment depreciation	554	392
Gross profit	3,673	2,629
Operating expenses
Sales and marketing	4,636	5,278
Clinical, regulatory and research & development	1,138	1,404
General and administrative	3,931	3,637
Amortization of intangible assets	304	381
Total operating expenses	10,009	10,700
Loss from operations	(6,336)	(8,071)
Other income (expense)	(918)	(97)
Net loss and comprehensive loss	$(7,254)	$(8,168)
Weighted average shares outstanding - basic	33,825,669	33,642,720
Net loss per share – basic	$(0.21)	$(0.24)
Weighted average shares outstanding - diluted	33,825,669	33,692,507
Net loss per share – diluted	$(0.21)	$(0.25)

TearLab Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash	$7,200	$13,838
Accounts receivable, net	3,026	3,021
Inventory	3,642	3,972
Prepaid expenses and other current assets	1,265	790
Total current assets	15,133	21,621

Fixed assets, net	5,220	5,352
Intangible assets, net	885	1,197
Other non-current assets	213	181
Total assets	$21,451	$28,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,013	$2,292
Accrued liabilities	3,578	5,047
Deferred Rent	111	114
Obligations under warrants	2	29
Total current liabilities	6,704	7,482

Long-term debt	25,195	24,859

Total liabilities	31,899	32,341

Exchange right	—	250

Stockholders’ equity (deficit)
Capital stock
Preferred Stock, $0.001 par value, authorized 10,000,000, none issued and outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 33,760,904 and 33,641,302 issued and outstanding at December 31, 2015 and December 31, 2014, respectively	34	34
Additional paid-in capital	489,561	488,514
Accumulated deficit	(500,043)	(492,788)
Total stockholders’ equity (deficit)	(10,448)	(4,240)
Total liabilities and stockholders’ equity	$21,451	$28,351